Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of this 3rd day of August 2026 (the “Effective Date”) by and between Spero Therapeutics, Inc., a Delaware corporation (“Company”), and Debra Jeske Zack, MD, PhD (“Executive”).

WHEREAS, Executive and Company desire to set forth the terms and conditions for the employment of the Executive by the Company to assure the harmonious performance of the affairs of Company as well as to enter into a Proprietary Information and Inventions Assignment Agreement (the “Restrictive Covenant Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, Company and Executive hereby agree as follows:

1.
Roles and Duties. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Chief Medical Officer (“CMO”), reporting to Company’s Chief Executive Officer (“CEO”). The Executive shall have such duties and responsibilities as are reasonably determined by the CEO and are consistent with the duties customarily performed by a CMO of a similarly situated company in the United States. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform such duties and discharge such responsibilities to the best of Executive’s ability. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as Company may designate or permit; (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Executive's personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.
2.
Term of Employment.
(a)
Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on August 3, 2026 (the “Start Date”) and continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).
(b)
Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:
(i)
Death. Immediately upon Executive’s death;
(ii)
Termination by Company.

(A)
If because of Executive’s Disability (as defined below in Section 2(c)), written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)
If for Cause (as defined below in Section 2(d)), written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company, provided that if prior to the effective date of such termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or
(C)
If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice, provided however, that Company may provide Executive with 30 days’ pay at Executive’s base salary in lieu of such notice.
(iii)
Termination by Executive.
(A)
If for Good Reason (as defined below in Section 2(e)), written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if prior to the effective date of such termination Company has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or
(B)
If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective no fewer than sixty (60) days after the date of such notice unless waived, in whole or in part, by Company in its discretion.

Notwithstanding anything in this Section 2(b), Company may at any point, under the conditions set forth in Section 2(b)(ii)(B), terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder; provided that if prior to the effective date of such for-Cause termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.

(c)
Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean, unless otherwise prohibited by applicable law, Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein with or without a reasonable accommodation by reason of a medically determinable mental or physical impairment for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), which impairment can reasonably be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The determination that Executive is disabled hereunder, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Executive and Company, at Company’s expense, and the determination of such physician shall be final and binding upon both Executive and Company to the extent permitted by applicable law. Executive hereby consents to such examination and consultation by a physician. Company shall keep all information it receives as a result of such inquiry and determination confidential consistent with applicable law and shall not use it for any purpose other than in connection with exercising its rights under this Agreement.
(d)
Definition of “Cause”. As used herein, “Cause” shall mean: (i) Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Executive’s willful failure or refusal to comply with lawful directions of the CEO, which failure or refusal continues for more than thirty (30) days after written notice is given to Executive by the CEO, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful and material breach by Executive of a written Company policy applicable to Executive or Executive’s covenants and/or obligations under this Agreement or the material breach of the Restrictive Covenant Agreement; and/or (iv) material misconduct by Executive that seriously discredits or damages Company or any of its affiliates. Except in the case of (ii) above, it is not necessary that the Company’s finding of Cause occur prior to Executive’s termination of service. If Company determines, subsequent to Executive’s termination of service, that prior to Executive’s termination Executive engaged in conduct which would constitute “Cause,” (other than pursuant to (ii) above) then Executive shall have no right to any benefit or compensation under this Agreement.
(e)
Definition of “Good Reason”. As used herein, “Good Reason” shall mean:

(i) relocation of Executive’s principal business location to a location more than thirty (30) miles from Executive’s then-current business location unless such relocated business location is closer to Executive’s residence; (ii) a material diminution in Executive’s duties, authority or responsibilities; (iii) a material reduction in Executive’s Base Salary; or (iv) willful and material breach by Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iv) (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within thirty (30) days of such ground first occurring, (B) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates by written notice Executive’s employment within sixty-five (65) days from the date that Executive provides the notice contemplated by clause (A) of this Section 2(e). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. In addition, Executive may terminate Executive’s employment for Good Reason within one (1) year following a Change of Control (as defined below) if, after the Change of Control, Executive is not an executive of the parent company, provided that Executive’s roles, responsibilities and scope of authority within the subsidiary are not comparable to Executive’s roles, responsibilities and scope of authority with Company prior to the Change of Control. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary and reasonably feasible, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

3.
Compensation.
(a)
Base Salary. Commencing on the Start Date, Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Five Hundred Thousand Dollars ($500,000.00). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Company shall, on an annual basis, review the Base Salary, which maybe adjusted upward (but not downward) at Company’s discretion.
(b)
Annual Performance Bonus. Executive shall be eligible to receive an annual discretionary cash bonus (prorated for fiscal year 2026 based on Executive’s start date) (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to Forty Percent (40%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates; provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and any such Annual Performance Bonus shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year to which it relates. Except as provided in Section 4, Executive must be employed by Company on the last day of the applicable fiscal year to which the Annual Performance Bonus relates in order to be eligible for such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(c)
Equity. As a material inducement to the Executive joining the Company, on the Start Date, the Company shall award Executive, subject to approval by the Board or an authorized delegate thereof, equity awards with an aggregate value of $500,000, consisting of stock options and restricted stock units as follows: (i) a stock option to purchase a number of shares of the Company’s common stock having an aggregate value equal to $250,000, determined by dividing (A) $250,000 by (B) the Black-Scholes value of the stock options using the 20-day trailing average of Spero’s stock price at the grant date (Start Date), based on the Company’s historically used Black-Scholes model (rounded down to the nearest whole share) (the “Option”) and multiplying this by 2 (representing a 2:1 option to RSU ratio); and (ii) a number of restricted stock units having an aggregate value of $250,000 determined by dividing (C) $250,000 by (B) the 20-day trailing average of Spero’s stock price at the grant date (Start Date), rounded down to the nearest whole share (the “RSU” and together with the Option, the “Awards”). For example, if Spero’s 20-day trailing stock price average was $2.50, the grants would be calculated as follows: stock option value of $250,000, divided by the price of $2.50, multiplied by 2, would equal 200,000 stock options. For restricted stock units, the calculation would be $250,000, divided by the price of $2.50, and equal to 100,000 restricted stock units. The Awards shall be subject to the terms and conditions of the applicable Company equity plan and the applicable equity agreements between the Executive and the Company entered into pursuant thereto. The Awards are intended as inducement grants under Nasdaq Rule 5635(c)(4), to the extent applicable. The exercise price of the stock options subject to the Option shall be the closing price of the Company’s common stock on the Nasdaq Stock Market on the Start Date. The Option shall have a term of ten (10) years and vests over four (4) years, 25% on the first anniversary of the Start Date with the balance to vest in equal monthly installments over the following 36 months except as otherwise provided in the option agreement. The RSU will vest in four (4) equal annual installments beginning on the first anniversary of the Start Date except as otherwise provided in the RSU agreement. Commencing in fiscal year 2027, Executive shall be eligible to be considered for the grant of stock options and/or other equity-based awards commensurate with Executive’s position and responsibilities. The amount, terms and conditions of any stock option or other equity-based award shall be determined by the Board or an appropriate committee thereof in its discretion and set forth in the applicable equity plan and other documents governing the award.
(d)
Flexible Time Off. In addition to standard paid holidays, all Spero employees may take time off as needed and appropriate under the circumstances, including for vacation and personal time, consistent with the Company’s Flexible Time Off (FTO) Policy, which may be revised by Company in its discretion.
(e)
Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives and subject to the terms of such plans and policies. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time.
(f)
Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(g)
Indemnification. Executive shall be entitled to any indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive. Executive shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) that the Company’s other executive officers are entitled to coverage under any of the Company’s D&O insurance policies that it may have.
(h)
Forfeiture/Clawback. All compensation shall be subject to any forfeiture or clawback policy established by Company generally for senior executives from time to time (to the extent permitted by applicable law) and any other such policy required by applicable law.
4.
Payments Upon Termination.

(a)
Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; (ii) any accrued but unused FTO pursuant to Company’s standard policy and practices (to the extent FTO accrues under the applicable written policy at that time); and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed subject to Company policy. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.
(b)
Termination by Company for Cause. If Executive’s employment hereunder is terminated by Company for Cause, then Company shall pay the Accrued Obligations to Executive promptly on or following the effective date of such termination and shall have no further obligations with respect to any benefit or compensation under this Agreement to Executive hereunder.
(c)
Termination by Executive Without Good Reason. If Executive’s employment hereunder is terminated by Executive without Good Reason, then Company shall pay the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year to Executive promptly following the effective date of such termination and consistent with applicable law, and shall have no further obligations with respect to any benefit or compensation under this Agreement to Executive hereunder.
(d)
Termination as a Result of Executive’s Disability or Death. If Executive’s employment hereunder terminates as a result of Executive’s Disability or death, promptly after such termination Company shall pay to Executive: (i) the Accrued Obligations; (ii) any accrued and unpaid Annual Performance Bonus for the prior fiscal year; and (iii) the Pro Rated Bonus (as defined below), and shall have no further obligations with respect to any benefit or compensation under this Agreement to Executive hereunder. As used in this Section 4, “Pro Rated Bonus” shall mean an amount in cash equal to the target of Annual Performance Bonus for which Executive would have been eligible with respect to the year in which termination of Executive’s employment occurs multiplied by a fraction, the numerator of which is the number of days during which Executive is employed by Company during the year of termination and the denominator of which is 365.
(e)
Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of the Release (as defined herein)):

(i)
Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a nine (9) month period, less all customary and required taxes and employment-related deductions, in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the Release required by Section 4(g) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment; provided, that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments shall commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.
(ii)
Pro Rata Bonus. Payment of the Pro-Rated Bonus, paid to Executive no later than March 15 of the calendar year next preceding the year of termination of employment, after deduction of all amounts required to be deducted or withheld under applicable law.
(iii)
Benefits Payments. Subject to Executive’s eligibility for and proper election of continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall contribute to the cost of Executive’s medical insurance premiums under COBRA to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by Company and Executive as in effect on the last day of employment (the “COBRA Payment”), until the earlier to occur of: (i) nine (9) months following Executive’s termination date, or (ii) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, Company shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above-described severance payments and benefits is expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 6.

(f)
Termination by Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control, or ninety (90) days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control, Executive’s employment is terminated other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the

Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of the Release):
(i)
Lump Sum Severance Payment. Payment of a lump sum amount equal to twelve (12) months of Executive’s then-current Base Salary plus the Pro-Rated Bonus, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the Release required by Paragraph 4(g) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.
(ii)
Equity Acceleration. All of Executive’s unvested equity awards shall accelerate and vest immediately on the date of termination of Executive’s employment.
(iii)
Benefit Payments. Subject to Executive’s eligibility for and proper election of continued medical coverage under COBRA, Company shall contribute to the cost of Executive’s medical insurance premiums under COBRA to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by Company and Executive as in effect on the last day of employment, until the earlier to occur of: (i) twelve (12) months following Executive’s termination date, or (ii) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, Company shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above-described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of a separation agreement in a form provided by and acceptable to the Company as set forth in (g) below. In the event that Executive is eligible for the severance payments and benefits under this Section 4(f), Executive shall not be eligible for any of the severance payments and benefits as provided in Section 4(e).

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or Company’s stockholders approve an agreement for the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

(g)
Execution of Separation and Release of Claims Agreement. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a Separation and Release of Claims Agreement as described below in a form prepared by and acceptable to Company (the “Release”). The Release shall contain customary provisions, including without limitation, a general release of claims against Company and its affiliated entities and each of their officers, directors and employees, affirmation of the covenants set forth in the Restrictive Covenant Agreement, and covenants by Executive of cooperation and non-disparagement. The Release must be provided to Executive not later than fifteen (15) days following the effective date of termination of Executive’s employment by Company and executed by Executive and returned to Company within sixty (60) days after such effective date. If Executive fails or refuses to return the Release within such 60-day period, Executive’s severance payments and benefits to be paid hereunder shall be forfeited.
(h)
No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement; and (c) shall not be subject to set-off by Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified herein with respect to medical benefits provided by another employer.
5.
Restrictive Covenant Agreement. Executive expressly acknowledges that: (a) there are proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information; (c) such Confidential Information has been developed and shall be developed by Company through the expenditure of substantial time, effort and money; and (d) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. In light of the foregoing acknowledgements, and as a condition of employment hereunder, Executive hereby affirms the Restrictive Covenant Agreement entered into on the date hereof as a binding obligation of the Executive, enforceable in accordance with its terms.
6.
Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason (voluntarily or involuntarily), or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies or electronic copies of the same. Executive may retain copies of any exclusively personal data contained in or on Company-owned electronic devices returned to Company pursuant to the foregoing. The foregoing notwithstanding, Executive understands and agrees that Company property belongs exclusively to Company, it should be used for Company business, and Executive has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.
7.
Cooperation. During and after Executive’s employment, Executive shall fully cooperate with Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Company. Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this section, provided that they are approved in advance. For the avoidance of doubt, nothing herein shall require Executive to provide anything other than truthful information.
8.
Code Sections 409A and 280G.
(a)
In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:
(i)
Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Executive’s part but shall only act as a delay until such time as a “separation from service” occurs.
(ii)
Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.
(b)
It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(c)
Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.
(d)
If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Notwithstanding the foregoing, if, prior to the closing of an initial public offering, any Payment can be exempt from the definition of “parachute payment” and the Excise Tax pursuant to the shareholder approval requirements described in Treas. Regs. § 1.280G-1, Q&A 6, the Company will, at the Executive’s election (and subject to the Executive signing an appropriate waiver) seek shareholder approval to exempt such Payment from the definition of “parachute payment” and the Excise Tax.

9.
General.
(a)
Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by electronic transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.
•
Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.
•
Notices to Company shall be sent to:

Spero Therapeutics, Inc.

675 Massachusetts Ave., 14th Floor

Cambridge, MA 02139

Attn: CEO

(b)
Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.
(c)
Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.
(d)
Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.
(e)
Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
(f)
Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. For the avoidance of doubt, as of the Effective Date, this Agreement fully supersedes and replaces any rights Executive may have under the Consulting Agreement dated September 15, 2025 between Company and Executive.
(g)
Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.
(h)
Right to Consult with Counsel: Executive has the right to consult with counsel prior to entering into this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Debra Jeske Zack, MD, PhD	SPERO THERAPEUTICS, INC.
/s/ Debra Jeske Zack, MD, PhD	By:	/s/ Esther Rajavelu

Signature	Name: Esther Rajavelu
Title: Chief Executive Officer